Exhibit 99.1

PROS HOLDINGS, INC. REPORTS FOURTH QUARTER 2013 FINANCIAL RESULTS

•	Record fourth quarter revenue of $38.9 million, meeting the high end of guidance, an increase of 19% over the fourth quarter of 2012.

•	Record 2013 revenue of $144.8 million, an increase of 23% over 2012.

•	GAAP operating income of $0.7 million for the fourth quarter.

•	Non-GAAP operating income for the fourth quarter was $6.5 million, exceeding the high end of guidance.

•	GAAP earnings per share for the fourth quarter was breakeven, and non-GAAP earnings per share was $0.16.

HOUSTON – February 27, 2014 — PROS Holdings, Inc. (NYSE: PRO), a big data software company, today announced financial results for the fourth quarter and full year ended December 31, 2013.

Total revenue for the fourth quarter of 2013 was $38.9 million and represented an increase of 19% over the fourth quarter of 2012.

CEO Andres Reiner stated, “Our fourth quarter results capped off another great year for PROS.  We achieved a number of key milestones across the business in 2013, including introducing several new products, announcing our first two acquisitions, and strengthening our leadership team to position us for long-term growth. We are pleased with the progress we are making against our stated growth strategies, and we enter 2014 a stronger and more diversified company with an expanded value proposition, deeper product portfolio, larger geographic presence, and extended go to market reach.”

For the quarter ended December 31, 2013, GAAP operating income was $0.7 million, compared with $2.3 million in the fourth quarter of 2012. GAAP net income for the fourth quarter was $0.1 million, or breakeven per share, compared with $1.4 million, or $0.05 per share, in the fourth quarter of 2012. The decrease in fourth quarter earnings per share was principally attributed to $1.5 million of acquisition-related costs incurred in the fourth quarter of 2013.

For the quarter ended December 31, 2013, non-GAAP operating income was $6.5 million, compared with $4.9 million in the fourth quarter of 2012, an increase of 32%. Non-GAAP net income for the fourth quarter of 2013 was $5.0 million, or $0.16 per share, compared with $3.3 million, or $0.11 per share, in the fourth quarter of 2012.

For the year ended December 31, 2013, GAAP revenue was $144.8 million, a 23% increase from $117.8 million for the full year 2012. GAAP operating income was $3.5 million for the full year 2013, compared with $8.2 million for the full year 2012. GAAP net income for the full year 2013 was $3.4 million, or $0.11 per share, compared with $5.0 million, or $0.17 per share for the full year 2012.

For the year ended December 31, 2013, non-GAAP operating income was $21.9 million, a 23% increase from $17.8 million for the full year 2012. Non-GAAP net income for the full year 2013 was $17.5 million, or $0.58 per share, compared with $11.9 million, or $0.42 per share for the full year 2012.

Backlog was $181.5 million as of December 31, 2013, based upon non-GAAP revenue, as compared with backlog of $146.5 million as of December 31, 2012. The portion of backlog as of December 31, 2013 reasonably expected to be recognized as revenue within the next twelve months is estimated to be $121.7 million.

2013 and Recent Business Highlights

•
Continued to scale across a diverse range of industries with new customers such as Air Berlin, ABB, Alliance Laundry Systems, BW Rogers, Gates Corporation, Great Lakes Cheese, Sterling Infosystems, TRW Automotive, and Virgin Australia among others.

•
Continued to strengthen PROS leadership team and position the company for scale with the recent addition of Blair Crump as Chief Operating Officer responsible for sales, marketing and professional services.

•	Further strengthened PROS position in the market and PROS value proposition with the acquisitions of Cameleon Software and SignalDemand, Inc.

•
Received Gartner Research’s highest rating of “Strong Positive” in their report “MarketScope for Price Optimization and Management Software for B2B: 2013”; PROS received the highest grades overall in ease of use, ease of deployment, functionality, roadmap, vision and overall satisfaction.

•	Continued to set the pace of innovation in the market with a record number of patents and the introduction of PROS Step, PROS Group Tool, and PROS Availability Server.

•	Won the 2013 Microsoft Application Development Partner of the Year Award recognizing PROS exceptional innovation for big data solutions delivered on the Microsoft platform.

•
Announced OEM agreement with SAP, enabling PROS to offer SAP HANA® as a real-time analytics engine embedded in PROS big data applications, providing customers with additional flexibility, speed and data science capabilities for optimizing pricing and sales.

•	Won the 2013 STAR Award for Innovation in Service by the Technology Services Industry Association, recognizing PROS ongoing commitment to customer success through professional services excellence.

Executive Vice President and Chief Financial Officer Charles Murphy stated, “Our strong performance in 2013 is attributable to the investments we’ve made in our diversified growth strategy, resulting in 23% revenue growth for the full year.  With our strong global pipeline of opportunities and our continued execution on our go-to-market strategies, we believe we will execute on our goal of achieving long-term sustainable growth of 20% or greater for the next several years while delivering solid profitability.”

The attached table provides a reconciliation of GAAP to non-GAAP income from operations and net income as well as net income per share for the quarter and year ended December 31, 2013 and 2012.

Financial Outlook

PROS current guidance for the first quarter and full year 2014 reflects the December 16, 2013 and January 8, 2014 acquisitions of SignalDemand, Inc. and Cameleon Software, respectively.  Management currently expects SignalDemand and Cameleon to contribute between $17.0 million and $19.0 million in non-GAAP revenue for full year 2014 and to be dilutive on a non-GAAP basis to operating margins by approximately 400 basis points for full-year 2014 and to become accretive in calendar year 2015.
Based on information as of today, PROS anticipates the following:

•
Total non-GAAP revenue for the first quarter of 2014 in the range of $41.5 million to $42.5 million and total non-GAAP revenue for the full year ending December 31, 2014, in the range of $190.0 million to $194.0 million.  This assumes PROS organic revenue growth of approximately 20% for the full year 2014.

•
Non-GAAP loss from operations of $0.7 million to $0.2 million and non-GAAP loss per share of $0.01 to breakeven for the first quarter of 2014, which excludes estimated non-cash share-based compensation charges of approximately $4.5 million and estimated acquisition-related expenses of approximately $3.5 million.  Non-GAAP operating margin for the full year 2014 is expected to be approximately 10%.

•	Non-GAAP estimated tax rate of approximately 45% for the first quarter and full year 2014.

•	Estimated weighted average of 28.7 million basic shares outstanding for the first quarter of 2014 and 31.2 million diluted shares outstanding for the full year 2014.

Chief Financial Officer to Retire January 2015

PROS today announced that Chief Financial Officer, Charles Murphy, will retire at the end of January 2015. Mr. Murphy will stay on as an advisor through the end of January 2016 to assist with the CFO transition. Mr. Murphy has been CFO of PROS since 1998 and has been instrumental in PROS success, guiding PROS through a successful IPO, creating a track record of strong financial results and providing outstanding leadership. The Company will initiate a comprehensive search process to identify a successor.

“On behalf of our Board of Directors and the entire PROS team, I want to thank Charlie for his significant contributions and dedication to PROS over his 15 years with the Company,” stated Reiner. “Charlie embodies our PROS values and culture of integrity, pride, and commitment to customer success. I have been privileged to work with Charlie for more than a decade, and I look forward to working closely with him throughout the transition process.”

Conference Call
In conjunction with this announcement, PROS Holdings, Inc. will host a conference call on February 27, 2014, at 4:30 p.m. (ET) to discuss the company’s financial results. To access this call, dial (866) 578-5771 (domestic) or (617) 213-8055 (international). The pass code for the call is 21420577. Additionally, a live webcast of the conference call will be available in the “Investor Relations” section of the Company’s web site at www.pros.com.

Following the conference call, a replay will be available at (888) 286-8010 (domestic) or (617) 801-6888 (international). The replay pass code is 80447303. An archived webcast of this conference call will also be available in the “Investor Relations” section of the Company’s web site at www.pros.com.

About PROS

PROS Holdings, Inc. (NYSE: PRO) is a big data software company that helps customers outperform in their markets by using big data to sell more effectively. We apply over two decades of data science experience to unlock buying patterns and preferences within transaction data to reveal which opportunities are most likely to close, which offers are most likely to sell and which prices are most likely to win. PROS offers big data solutions to optimize sales, pricing, quoting, rebates and revenue management across more than 40 industries. PROS has implemented more than 700 solutions in more than 55 countries. The PROS team comprises more than 800 people around the world. To learn more, visit www.pros.com.

Forward-looking Statements

This press release contains forward-looking statements, including statements about PROS’ momentum and future financial performance; positioning; management's confidence and optimism; customer successes; the success of our acquisitions of Cameleon Software and SignalDemand; reseller and OEM network growth and reach; big data solutions to optimize sales, pricing, quoting, rebates and revenue management; solutions demand; business predictability, shares outstanding and effective tax rate. The forward-looking statements contained in this press release are based upon PROS’ historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates or expectations will be achieved. Factors that could cause actual results to differ materially from those described herein include risks related to: (a) the risk that we will face increased competition as part of entering new markets, (b) the risk that the market for PROS’ sales, pricing, quoting, rebate and revenue management optimization software does not grow as anticipated, (c) the challenges associated with selling, installing, and delivering PROS' products and services, (d) the impact that a slowdown in the world or any particular economy has on PROS’ business sales cycles, prospects’ and customers’ spending decisions and timing of implementation decisions, (e) the difficulties and risks associated with developing and selling complex new products and enhancements with the technical specifications and functionality desired by customers, (f) the risk that we will be unable to integrate our acquisitions effectively and on the timeline we anticipate, (g) the difficulties of making accurate estimates necessary to complete a project and recognize revenue and risk that PROS’ revenue model will not continue to provide predictability of the PROS business, (h) the risk that PROS will not be able to maintain historical maintenance renewal rates, (i) personnel and other risks associated with growing a business generally, (j) the risk that modification or negotiation of contractual arrangements will be necessary during PROS’ implementations of its solutions, (k) the impact of currency fluctuations on PROS’ results of operations, (l) civil and political unrest in regions in which PROS operates and (m) the risk that reseller and other relationships do not increase sales of PROS’ solutions. Additional information relating to the uncertainty affecting the PROS business are contained in PROS’ filings with the Securities and Exchange Commission. These forward-looking statements represent PROS’ expectations as of the date of this press release. Subsequent events may cause these expectations to change, and PROS disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

PROS has provided in this release certain financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP income (loss) from operations, tax rate, net income and diluted earnings per share. PROS uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating PROS’ ongoing operational performance.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release. PROS use of non-GAAP financial measures may not be consistent with the presentations by similar companies in PROS industry. PROS has also provided in this release, certain forward-looking non-GAAP financial measures, including non-GAAP revenue, non-GAAP income (loss) from operations, and non-GAAP tax rates (collectively the "non-GAAP financial measures") as follows:

Non-GAAP revenue: Business combination accounting principles under GAAP require us to write down to fair values the software subscription, maintenance and professional services contracts assumed in our acquisitions of SignalDemand and Cameleon Software. A portion of these software subscription and professional services are deferred and typically recognized over the term of the software subscription contract, so our GAAP revenues during the term of the contract after the acquisition does not reflect the full amount of revenues that would have been reported if the acquired deferred software subscription and professional services revenues were not written down to fair value. The revenue for maintenance is deferred and typically recognized over a one year period, so our GAAP revenues for the one year period after the acquisition does not reflect the full amount of revenues that would have been reported if the acquired deferred maintenance revenue was not written down to fair value. The non-GAAP revenue adjustments eliminate the effect of the deferred revenue write-down and include the costs associated with the revenue adjustment. We believe these adjustments to the revenue from these contracts and to the associated costs are useful to investors as an additional means to reflect revenue trends of our business.

Non-GAAP income (loss) from operations: Non-GAAP income (loss) from operations includes the non-GAAP revenue discussed above and also excludes the impact of non-recurring acquisition-related expenses, stock-based compensation, amortization of acquisition-related intangibles, as well as the tax consequences associated with the stock-based compensation costs arising from our acquisitions of Signal Demand and Cameleon Software.  The non-GAAP income (loss) from operations excludes the following items from non-GAAP estimates:

•
Acquisition-Related Expenses: Acquisition related expenses include transaction fees, due diligence costs and other one-time direct costs associated with our acquisitions. These amounts are unrelated to our core performance during any particular period and are impacted by the timing and size of the acquisitions. We exclude acquisition related expenses to provide investors a method to compare of our operating results to prior periods and to our peer companies because such amounts can vary significantly based on the frequency of acquisitions and magnitude of acquisition expenses.

•
Stock-Based Compensation:  Although stock-based compensation is an important aspect of compensation for our employees and executives, our stock-based compensation expense can vary because of changes in our stock price and market conditions at the time of grant, varying valuation methodologies, and the variety of award types. Since stock-based compensation expense can vary for reasons that are generally unrelated to our performance during any particular period, we believe this could make it difficult for investors to compare our current financial results to previous and future periods. Therefore, we believe it is useful to exclude stock-based compensation in order to better understand the performance of our business performance and allow investors to compare our operating results to peer companies.

•
Amortization of Acquisition-Related Intangibles:  We view amortization of acquisition-related intangible assets, such as the amortization of the cost associated with an acquired company's research and development efforts, trade names, customer lists and customer relationships, as items arising from pre-acquisition activities determined at the time of an acquisition.  While these intangible assets are continually evaluated for impairment, amortization of the cost of purchased intangibles is a static expense, one that is not typically affected by operations during any particular period.

•
Tax Consequences: In addition, we exclude the tax consequences associated with stock-based compensation to provide investors with a useful comparison of our operating results to prior periods and to our peer companies because such amounts can vary significantly based on the frequency of acquisitions and the tax rates applicable to stock-based compensation in certain jurisdictions.

Non-GAAP tax rate: The estimated non-GAAP effective tax rate adjusts the tax effect to quantify the excluded tax consequences of the excluded expense items.  These non-GAAP estimates are not measurements of financial performance prepared in accordance with U.S. generally accepted accounting principles.
These non-GAAP estimates are not measurements of financial performance prepared in accordance with U.S. generally accepted accounting principles and we are unable to reconcile these forward-looking non-GAAP financial measures to their directly comparable GAAP financial measures because the information described above which are needed to complete a reconciliation is unavailable at this time without unreasonable effort.

Investor Contact:PROS Investor Relations
Staci Strauss Mortenson
646-277-1200
Staci.Mortenson@icrinc.com

Media Contact:PROS Public Relations
Yvonne Donaldson
713-335-5310
ydonaldson@pros.com

PROS Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)
(Unaudited)

	December 31, 2013	December 31, 2012
Assets:
Current assets:
Cash and cash equivalents	$44,688	$83,558
Accounts and unbilled receivables, net of allowance of $1,060 and $760, respectively	46,566	38,801
Prepaid and other current assets	5,947	5,067
Restricted cash - current	39,718	—
Total current assets	136,919	127,426
Restricted cash	100	329
Property and equipment, net	15,587	12,788
Intangibles	8,232	—
Goodwill	6,828	—
Deferred tax assets - noncurrent, net of valuation allowance	10,912	4,585
Other long term assets, net	1,250	1,351
Total assets	$179,828	$146,479
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable and other liabilities	$7,839	$3,775
Accrued liabilities	5,210	3,258
Accrued payroll and other employee benefits	9,679	7,669
Deferred revenue	42,478	39,774
Total current liabilities	65,206	54,476
Long-term deferred revenue	2,773	2,007
Other long-term liabilities	546	1,327
Total liabilities	68,525	57,810
Stockholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized none issued	—	—
Common stock, $0.001 par value, 75,000,000 shares authorized; 32,606,228 and 31,966,432 shares issued, respectively; 28,188,643 and 27,548,847 shares outstanding, respectively	33	32
Additional paid-in capital	106,880	87,693
Treasury stock, 4,417,585 common shares, at cost	(13,938)	(13,938)
Retained earnings	18,328	14,882
Total stockholders’ equity	111,303	88,669
Total liabilities and stockholders’ equity	$179,828	$146,479

PROS Holdings, Inc.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
Revenue:
License and implementation	$26,902	$22,190	$98,749	$77,656
Maintenance and support	11,969	10,533	46,088	40,135
Total revenue	38,871	32,723	144,837	117,791
Cost of revenue:
License and implementation	8,609	7,740	34,896	25,830
Maintenance and support	2,160	1,938	8,239	7,955
Total cost of revenue	10,769	9,678	43,135	33,785
Gross profit	28,102	23,045	101,702	84,006
Operating expenses:
Selling, marketing, general and administrative	17,588	13,691	63,524	48,215
Research and development	8,345	7,093	32,467	27,611
Acquisition-related	1,496	—	2,173	—
Income from operations	673	2,261	3,538	8,180
Other income (expense), net	(115)	(42)	(265)	(163)
Income before income tax provision	558	2,219	3,273	8,017
Income tax provision (benefit)	419	795	(173)	3,051
Net income	$139	$1,424	$3,446	$4,966
Net earnings per share:
Basic	$—	$0.05	$0.12	$0.18
Diluted	$—	$0.05	$0.11	$0.17
Weighted average number of shares:
Basic	28,155,831	27,494,076	28,004,019	27,365,731
Diluted	30,552,645	28,715,202	30,114,373	28,419,956

PROS Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Year Ended December 31,
	2013	2012
Operating activities:
Net income	$3,446	$4,966
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,307	2,286
Share-based compensation	16,272	9,645
Excess tax benefits on share-based compensation	(2,940)	(1,686)
Tax (shortfall)/benefit from share-based compensation	2,931	1,573
Deferred income tax, net	(2,776)	962
Provision for doubtful accounts	300	(326)
Changes in operating assets and liabilities:
Accounts and unbilled receivables	(6,754)	(4,609)
Prepaid expenses and other assets	1,204	2,215
Accounts payable and other liabilities	2,885	(790)
Accrued liabilities	1,002	1,700
Accrued payroll and other employee benefits	1,050	2,879
Deferred revenue	(3,956)	5,837
Net cash provided by operating activities	16,971	24,652
Investing activities:
Purchases of property and equipment	(3,401)	(7,514)
Acquisition of SignalDemand, net of cash acquired	(13,102)	—
Capitalized internal-use software development costs	(2,874)	(2,013)
Increase in restricted cash	(39,389)	—
Net cash used in investing activities	(58,766)	(9,527)
Financing activities:
Exercise of stock options	3,327	1,354
Excess tax benefits on share-based compensation	2,940	1,686
Tax withholding related to net share settlement of restricted stock units	(3,342)	(2,814)
Debt issuance costs related to credit facility	—	(250)
Net cash provided by (used in) financing activities	2,925	(24)
Net (decrease) increase in cash and cash equivalents	(38,870)	15,101
Cash and cash equivalents:
Beginning of period	83,558	68,457
End of period	$44,688	$83,558

PROS Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Dollars in thousands, except per share data)
(Unaudited)
We use these non-GAAP financial measures to assist in the management of the Company because we believe that this information provides a more consistent and complete understanding of the underlying results and trends of the ongoing business due to the uniqueness of these charges.

			Quarter over Quarter			Year over Year
	For the Three Months Ended December 31,			For the Year Ended December 31,
	2013	2012	% change	2013	2012	% change
GAAP gross profit	$28,102	$23,045	22%	$101,702	$84,006	21%
Non-GAAP adjustment:
GAAP share-based compensation	540	486		2,071	1,451
Non-GAAP gross profit	$28,642	$23,531	22%	$103,773	$85,457	21%

Non-GAAP gross margin	73.7%	71.9%		71.6%	72.5%

GAAP selling, marketing, general and administrative	$17,588	$13,691	28%	$63,524	$48,215	32%
Non-GAAP adjustment:
GAAP share-based compensation	2,889	1,707		10,889	6,273
Non-GAAP selling, marketing, general and administrative	$14,699	$11,984	23%	$52,635	$41,942	25%

GAAP research and development	$8,345	$7,093	18%	$32,467	$27,611	18%
Non-GAAP adjustment:
GAAP share-based compensation	848	490		3,139	1,921
Non-GAAP research and development	$7,497	$6,603	14%	$29,328	$25,690	14%

Income from operations	$673	$2,261	(70)%	$3,538	$8,180	(57)%
Non-GAAP adjustment:
GAAP share-based compensation	4,277	2,683		16,099	9,645
GAAP acquisition-related expenses	1,496	—		2,173	—
GAAP intangible amortization	$68	$—		$68	$—
Non-GAAP income from operations	$6,514	$4,944	32%	$21,878	$17,825	23%

Non-GAAP income from operations % of total revenue	16.8%	15.1%		15.1%	15.1%

GAAP net income	139	1,424	(90)%	3,446	4,966	(31)%
Non-GAAP adjustment:
GAAP share-based compensation	4,277	2,683		16,099	9,645
GAAP acquisition-related expenses	1,496	—		2,173	—
GAAP intangible amortization	68			68
Tax impact related to non-GAAP adjustments	(953)	(857)		(4,293)	(2,696)
Non-GAAP net income	$5,027	3,250	55%	17,493	11,915	47%

Non-GAAP diluted earnings per share	$0.16	$0.11		$0.58	$0.42

Shares used in computing non-GAAP earnings per share	30,553	28,715		30,114	28,420

Detail of non-GAAP share-based compensation expense:
Cost of revenue	$540	$486		$2,071	$1,451
Selling, marketing, general and administrative	2,889	1,707		10,889	6,273
Research and development	848	490		3,139	1,921
Total share-based compensation expense	$4,277	$2,683		$16,099	$9,645